DENMARK BANCSHARES, INC.
                                EXHIBIT (21.1)
                             List of Subsidiaries
                                             Jurisdiction of
Name                                          Incorporation
--------------------------------------        -------------
1.  Denmark State Bank                          Wisconsin
2.  Denmark Agricultural Credit Corporation     Wisconsin
3.  McDonald-Zeamer Insurance Agency, Inc.      Wisconsin
4.  Denmark Investments, Inc.                    Nevada

All subsidiaries listed are 100% directly owned by Denmark Bancshares, Inc. except that Denmark Investments, Inc. is 100% owned by Denmark State Bank.